Exhibit 99.7

Form of Letter to Clients

LOEWS CORPORATION

OFFER TO EXCHANGE UP TO

SHARES OF COMMON STOCK OF

LORILLARD, INC.

WHICH ARE OWNED BY LOEWS CORPORATION FOR

OUTSTANDING SHARES OF COMMON STOCK OF

LOEWS CORPORATION

THIS EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON                    , 2008 (THE “EXPIRATION DATE”). SHARES VALIDLY TENDERED PURSUANT TO THIS EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THIS EXCHANGE OFFER.

                    , 2008

To Our Clients:

Enclosed for your consideration are the Offer to Exchange, dated                     , 2008 (the “Offer to Exchange”), the Letter of Transmittal for the Exchange Offer and the Instruction Booklet to the Letter of Transmittal, which, together with any amendments and supplements thereto, collectively constitute the offer by Loews Corporation, a Delaware corporation (“Loews”), to exchange                      of a share of Common Stock of Lorillard, Inc., a Delaware corporation (“Lorillard”), owned by Loews for each outstanding share of Loews Common Stock up to an aggregate of                      shares of Loews Common Stock.

We are the holder of record (directly or indirectly) of                      shares of Loews Common Stock held for your account. As such, a tender of such shares of Loews Common Stock can be made only by us as the holder of record and only pursuant to your instructions. We are furnishing to you the enclosed Letter of Transmittal for your information only and such Letter of Transmittal cannot be used by you to tender shares of Loews Common Stock held by us for your account.

Please instruct us as to whether you wish us to tender any or all of the shares of Loews Common Stock held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Exchange and the related Letter of Transmittal.

We direct your attention to the following:

1.	Loews is offering to exchange of a share of Lorillard Common Stock for each outstanding share of Loews Common Stock validly tendered and not properly withdrawn prior to the expiration of the Exchange Offer, up to an aggregate of shares of Loews Common Stock.

2.	Loews’s obligation to accept shares of Loews Common Stock tendered in the Exchange Offer is subject to certain conditions specified in the Offer to Exchange, including, among other things, the earlier or concurrent consummation of the Redemption (as defined in the Offer to Exchange), the absence of any material changes or developments, and market conditions.

3.	Tendering stockholders who fail to complete and sign the Substitute form W-9 on the Letter of Transmittal may be subject to a required federal backup withholding tax of 28.0% of the proceeds payable to such stockholder or other payee pursuant to the Exchange Offer.

4.	Loews will generally pay or cause to be paid all stock transfer taxes, if any, payable as a result of the transfer to it of any shares of Loews Common Stock tendered, and the transfer to tendering stockholders of shares of Lorillard Common Stock tendered pursuant to the Exchange Offer, except as otherwise provided in Instruction 7 of the Instruction Booklet to the Letter of Transmittal.

The Exchange Offer is made solely by means of the Offer to Exchange, the Letter of Transmittal for the Exchange Offer, the Instruction Booklet to the Letter of Transmittal and any supplements and amendments thereto. Loews is not aware of any jurisdiction where the making of the Exchange Offer or its acceptance would not be legal. If Loews becomes aware of any jurisdiction where making the Exchange Offer or its acceptance would not be permitted, Loews intends to make a good faith effort to comply with the relevant law. If, after such good faith effort, Loews cannot comply with such law, Loews will determine whether the Exchange Offer will be made to and whether tenders will be accepted from or on behalf of persons who are holders of shares of Loews Common Stock residing in such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer will be deemed to be made on behalf of Loews by Lehman Brothers Inc., Morgan Stanley & Co. Incorporated, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

If you wish to have us tender any or all of your shares of Loews Common Stock, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instruction form to us is enclosed. If you authorize us to tender your shares of Loews Common Stock, we will tender all of your shares of Loews Common Stock unless otherwise specified on the reverse side of this letter. Please forward your instructions to us in sufficient time to permit us to submit a tender on your behalf prior to the Expiration Date.

The Exchange Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on                     , 2008.

Instructions with Respect

to

LOEWS CORPORATION

OFFER TO EXCHANGE UP TO

SHARES OF COMMON STOCK OF

LORILLARD, INC.

WHICH ARE OWNED BY LOEWS CORPORATION FOR

OUTSTANDING SHARES OF COMMON STOCK OF

LOEWS CORPORATION

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Exchange, dated                     , 2008 (the “Offer to Exchange”), the Letter of Transmittal and the Instruction Booklet to the Letter of Transmittal in connection with the offer by Loews Corporation, a Delaware corporation (“Loews”), to exchange                      of a share of Common Stock of Lorillard Inc., a Delaware corporation (“Lorillard”), for each outstanding share of Loews Common Stock, up to an aggregate of                      shares of Loews Common Stock.

This will instruct you to tender the number of shares of Loews Common Stock indicated below (or if no number is indicated below, all shares of Loews Common Stock held by you for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer to Exchange, the Letter of Transmittal for the Exchange Offer and the Instruction Booklet to the Letter of Transmittal.

Account Number:	SIGN HERE
Shares of Loews Common Stock to be tendered
Signature(s)

ODD-LOTS	Please type or print your name(s) here

☐ By checking this box, I represent that I own beneficially and of record less than 100 shares of Loews Common Stock and am tendering all my shares of Loews Common Stock.	Please type or print address

Area Code and Telephone Number

Dated:	Tax Identification or Social Security Number(s)

*	Unless otherwise indicated, it will be assumed that all shares of Loews Common Stock held by us for your account are to be tendered.

PLEASE RETURN THIS FORM TO THE

BROKERAGE FIRM MAINTAINING YOUR ACCOUNT, NOT TO THE

EXCHANGE AGENT, INFORMATION AGENT, EITHER DEALER MANAGER, LOEWS OR LORILLARD